EXHIBIT 11

                    COMPUTATION OF FULLY DILUTED EARNINGS PER
                   SHARE UNDER TREASURY STOCK METHOD SET FORTH
                  IN ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                                                  For Quarter Ended
                                        ----------------------------------------
                                        September 30, 1996   September 30, 1995*
                                        -------------------  -------------------

Number of shares on which earnings
(loss) per share is based:
 Average outstanding during period         521,831,813            564,580,124

Add - Incremental shares under stock
option and stock purchase plans             11,413,708                ---

                                          ------------          -------------
Number of shares on which fully diluted
earnings (loss) per share is based         533,245,521            564,580,124
                                          ============          =============

Net earnings (loss) available to
common shareholders (millions)                 $ 1,280                 $ (543)

                                          ------------           ------------

Net earnings (loss) on which fully
diluted earnings per share
is based (millions)                            $ 1,280                 $ (543)
                                          ============           ============

Fully diluted earnings (loss) per share        $  2.40                 $ (.96)

Published earnings (loss) per share            $  2.45                 $ (.96)


*In 1995, incremental shares under stock purchase plans and the effect of the convertible bonds were not considered for fully diluted earnings
 (loss) per share calculation due to their antidilutive effect. As such, the amounts reported for published and fully diluted earnings (loss) per share are the same.

                                     - 16 -

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                    COMPUTATION OF FULLY DILUTED EARNINGS PER
                   SHARE UNDER TREASURY STOCK METHOD SET FORTH
           IN ACCOUNTING PRINCIPLES BOARD OPINION NO. 15 - (CONTINUED)

                                                For Nine Months Ended
                                        ----------------------------------------
                                        September 30, 1996   September 30, 1995
                                        -------------------  -------------------

Number of shares on which earnings
per share is based:
 Average outstanding during period         533,338,410           575,053,771

Add - Incremental shares under stock
option and stock purchase plans             11,463,339             8,924,228


    - Incremental shares related to
5 3/4% CGI convertible bonds                   ---                 7,296,357
                                        --------------       ---------------

Number of shares on which fully diluted
earnings per share is based                544,801,749           591,274,356
                                        ==============       ===============

Net earnings available to common
shareholders (millions)                        $ 3,391              $  2,410

    - Net earnings effect of interest
on 5 3/4% CGI convertible bonds
(millions)                                          --                    10
                                        --------------        --------------

Net earnings on which fully diluted
earnings per share is based
(millions)                                     $ 3,391              $  2,420
                                        ==============        ==============

Fully diluted earnings per share               $  6.22              $   4.09

Published earnings per share                   $  6.36              $   4.19

                                     - 17 -